EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Appointment of Craig Jarchow to Board of Directors
TULSA, OK - December 13, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced the appointment of Craig Jarchow to the Company's Board of Directors (the "Board"). His appointment as an independent director is effective December 10, 2019.
Mr. Jarchow has more than 25 years of energy industry experience, serving in upstream operational roles, investing in energy focused businesses and building and leading an operating company. He is currently President, CEO and board member of Castleton Resources, LLC, a natural gas focused company operating upstream and midstream assets in East Texas. Previously, Mr. Jarchow served as a Managing Director and Partner of Pine Brook Road Partners, LLC and as a Director and Partner at First Reserve Corporation, sourcing and advising on energy transactions. He began his career at Amoco Corporation and Apache Corporation, serving in operational roles at both companies.
Mr. Jarchow's educational experience includes a Bachelor of Arts in Geology from the University of California, Santa Barbara, a Masters of Science and Doctorate in Geophysics from Stanford and a Masters of Business Administration from the Massachusetts Institute of Technology.
"We are excited to add Craig to our Board as we embark on Laredo's strategic pivot to focus on oil growth coupled with Free Cash Flow generation," stated Jason Pigott, President and CEO. "His broad expertise across all facets of the oil and gas industry will be a valuable addition to the Laredo Board and I look forward to working with him as we drive value creation for our stakeholders."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com